Exhibit 99.1

Neiman Marcus, Inc. Reports October Revenues

DALLAS--(BUSINESS WIRE)--November 6, 2008--Neiman Marcus, Inc. announced the following preliminary company-wide revenues for October 2008.

	4 weeks ended
	November 1, 2008	October 27, 2007	% Change

Total Revenues	$286 million	$383 million	(25.3%)

Comparable Revenues	$281 million	$383 million	(26.8%)
	13 weeks ended (1st Fiscal Quarter)
	November 1, 2008	October 27, 2007	% Change

Total Revenues	$986 million	$1,132 million	(12.9%)

Comparable Revenues	$968 million	$1,132 million	(14.5%)

In the four-week October period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, decreased 27.6 percent. The merchandise category in the Specialty Retail Stores segment that performed the strongest was women’s contemporary sportswear.

Comparable revenues at Neiman Marcus Direct in the four-week October period decreased 23.0 percent. The top selling merchandise category in the Direct Marketing segment was beauty.

Comparable revenues for Neiman Marcus, Inc. for the first quarter of fiscal year 2009 decreased 14.5 percent. For the first quarter of fiscal year 2009, Specialty Retail Stores comparable revenues decreased 15.8 percent. Comparable revenues for the first quarter of fiscal year 2009 compared to last year decreased 16.8 percent and 10.8 percent at Neiman Marcus Stores and Bergdorf Goodman, respectively. Neiman Marcus Direct first quarter fiscal year 2009 revenues were 7.0 percent below last year.

"As we have said, we expect retail demand will remain weak for an extended period of time as our affluent customer reacts to the continuing volatility of the financial markets," said Burton M. Tansky, Chairman and CEO of the Company. "However, based on our experience in previous business cycles, we believe our customers’ buying levels will increase once the economic environment stabilizes."

Mr. Tansky added, "In response to the challenging business conditions, we continue to take actions to stimulate sales through additional promotional events and other activities which result in higher markdowns and related expenses. Further, we are focused on reducing inventory levels and implementing expense control initiatives. We have also reduced our fiscal year 2009 net capital expenditure plan to $100 million - $110 million compared to a previous plan of $135 million - $145 million."

Mr. Tansky stated, “Our business model was designed in anticipation of a downturn in the economy. We believe our capital structure provides adequate liquidity to operate effectively in the current environment. The Fall season represents the peak of our working capital needs. Despite this peak, we currently do not have any outstanding borrowings under our $600 million asset-based revolving credit facility and, at present, do not anticipate utilizing this revolver during the season.”

Neiman Marcus, Inc. plans to report first quarter earnings on Wednesday, December 10, 2008. The Company will host a conference call the same day that will be simultaneously webcast.

The Company’s four week reporting period is consistent with last year and reflects a 4-5-4 week first quarter.

Neiman Marcus, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both online and print catalog operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the Company’s success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely effect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

CONTACT:
Neiman Marcus, Inc.
James E. Skinner, 214-757-2954
Executive Vice President and
Chief Financial Officer
or
Stacie Shirley, 214-757-2967
Vice President – Finance and Treasurer